Exhibit 19.1

Noble Corporation PLC

Policy on Trading in Company Stock

INTRODUCTION

    The following Noble Corporation plc Policy on Trading in Company Stock (the “Policy”) has been adopted by the Board of Directors of Noble Corporation plc (the “Company”). Violation of the insider trading prohibitions under applicable securities laws triggers strict sanctions. A violator may be liable for any profit made or loss avoided, monetary fines, adverse employment actions, imprisonment, and criminal prosecution.
    YOU SHOULD READ THE POLICY CAREFULLY AND IN ITS ENTIRETY. As described in the Policy, its basic coverage applies to all directors, officers, employees, and agents of the Company and the Addendum (the “Addendum”) to the Policy applies to the directors and certain officers of Noble Corporation plc (and their Closely Associated Persons, as defined in the Addendum) and certain designated employees and consultants who have been designated as Covered Persons (as defined in the Addendum). The Company will notify you in writing if you are subject to the Addendum.
    Directors and certain officers of Noble Corporation plc (and their Closely Associated Persons), in addition to being subject generally to the Addendum, are subject to the pre-clearance procedures and reporting obligations described in the Addendum. These individuals may not engage in any transaction involving the purchase, sale or gifting of ordinary shares of the Company (“Company Stock”) or other securities of the Company (“Company Securities”) without first obtaining pre-clearance of the transaction from the Company’s Pre-clearance

Updated Oct. 2023

Officer (as defined in the Addendum) in accordance with the procedures of the Policy. The Pre-Clearance Approval Form and the Reporting Form, each set forth immediately following the Policy should be used for the purpose of obtaining such pre-clearance approval and reporting such complete transaction, respectively.

2

Noble Corporation PLC

Policy on Trading in Company Stock

Coverage:    This policy applies to the directors, officers, employees and agents of Noble Corporation plc (“Noble”, or, together with its consolidated subsidiaries, unless the context otherwise requires, the “Company”) and is intended to facilitate compliance by such insiders with laws relating to insider trading.

Scope:        This policy relates to any purchase, sale or gift of Company Stock and Company Securities.

1.)Stock Options. Generally, this policy does not relate to “direct” (as opposed to “cashless”) exercises of options to purchase Company Stock (i.e., share purchases pursuant to the exercise of Company stock options where no sale of the underlying shares is involved). This policy does relate to any sale of shares of Company Stock purchased pursuant to an option, including by ‘cashless’ exercise as well as any sale or gift of an option itself.

2.)Deferred Compensation Plan. This policy relates to acquisitions or dispositions of Company Stock made within any of the Company’s deferred compensation plans when such transactions are made at the discretion of a person that is subject to this policy.

3.)Vesting of Restricted Stock and Settlement of Performance Stock Units. This policy does not apply to the automatic deduction of shares by the Company from your restricted stock or performance stock unit account to satisfy the statutory tax withholding liability upon the vesting of restricted stock or settlement of performance stock units. The prohibition does apply, however, to any open market sale of vested shares, including to satisfy tax liabilities.

4.)10b5-1 Plans. This policy does not apply to trades made pursuant to a valid “10b5-1 plan” approved by the Company as described below. However, this policy does apply to adopting or modifying a 10b5-1 Plan.

5.)Share Buybacks. From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities laws (including appropriate approvals by the board of directors or appropriate committee, if required) when engaging in transactions in Company securities.

Rules:        1)    When Trading Is Not Permitted. Under applicable securities laws and under this policy, when you possess any material information about the Company or its operations that has not been publicly disclosed, you, together with your spouse, minor children or other adults living in your household, may not (i) buy, sell or gift Company Stock or Company Securities (other than, in certain circumstances, pursuant to a Rule 10b5-1 plan as discussed below) or (ii) pass on such information to others. Information is “material” if a reasonable investor would deem it to be important in making a decision regarding the purchase or sale of the securities or that would likely have a significant effect on the price of the Company Stock or Company Securities. Financial data generally will be material if it shows a positive or a negative trend or change in the Company’s financial performance that was not evident in previously disclosed financial data. Obviously, one is less likely to possess material undisclosed information of a financial nature during the first part of any quarter, in other words, soon after financial statements for the prior quarter have been published. Conversely, one is more likely to have material undisclosed financial data toward the end of any quarter, and trading in the Company Stock or Company Securities is therefore more risky at that time.

Nonfinancial information may also be “material” under the securities laws. You may not buy, sell or gift Company Stock or Company Securities if you have undisclosed information about a significant event such as the loss or gain of a major customer, changes in key personnel, commencement of significant litigation by or against the Company, etc. (in other words, any information that could positively or negatively affect the market price of the Company Stock or Company Securities).

The United States Securities and Exchange Commission has adopted Rule 10b5-1, which creates an affirmative defense to insider trading liability that is designed to cover situations in which an insider can demonstrate that material, nonpublic information was not a factor in such person’s trading decision – that is, that the trade was not made “on the basis of” material, nonpublic information. The affirmative defense is available to a person purchasing, selling or gifting Company Stock or Company Securities while aware of material, nonpublic information if, before becoming aware of the information, the person has adopted a written plan for trading Company Stock or Company Securities. Officers, directors and employees (or any person related to an officer, director or employee) of the Company, who wish to trade on the NYSE, may enter into such a Rule 10b5-1 sales or purchase plan if they so desire, subject to the restrictions discussed in this policy.

In addition to the foregoing restrictions, directors, officers and certain other employees and agents of the Company as may be designated from time to time by Noble’s President and Chief Executive Officer (or their delegee) are subject to an Addendum to Policy on Trading in Company Stock (the “Addendum”). The Company will notify you in writing if you are subject to the Addendum. The Addendum generally prohibits persons covered by it from trading in Company Stock and Company Stock or Company Securities during quarterly blackout periods and during certain situation-specific blackouts. Additionally, Statutory Insiders and their Closely Associated Persons (each as defined in the Addendum) also must pre-clear all transactions in Company Stock and Company Securities as described in the Addendum and must comply with the reporting obligations as described in the Addendum.

If you have any questions about whether you are permitted to trade in the Company Stock at any particular time, you should contact the Company’s General Counsel, who has been designated as our compliance officer for purposes of this policy (or his successor), with a copy to the Associate General Counsel - Corporate.

2)    Short Sales, Derivatives, Margin Accounts, Hedging and Pledging and Limit Orders. You should not make any short sales of the Company Stock or Company Stock or Company Securities, engage in hedging transactions, purchase the Company Stock or such other securities on margin, pledge Company Stock or Company Securities as collateral, or trade in derivatives of a Company security, such as buy or sell puts or call options and forward transactions relating to the Company Stock or Company Securities. You should not place limit orders for Company Stock or Company Securities that remain effective after the day on which they are placed (such as “good until cancelled” orders).

3)Liability for “Tipping” and Confidentiality. You cannot have a friend, relative or associate buy or sell stock for you at any time when you cannot do so yourself. In addition, if you give another person a “tip” about the Company (in other words, give him or her any inside information), both you and the “tippee” can be held liable under securities laws if the tippee buys or sells stock or “tips” others who buy or sell stock. Any person who obtains material nonpublic information, whether or not he or she is an employee of the Company, should not buy or sell the Company Stock or Company Securities. Material non-public information should be maintained in strict confidence and should be discussed, even within the Company, only with persons who have a “need to know.” You should exercise the utmost care and circumspection in dealing with information that may be material non-public information. Conversations in public places, such as hallways, elevators, restaurants and airplanes, involving information of a sensitive or confidential nature should be avoided. Written information should be appropriately safeguarded and should not be left where it may be seen by persons not entitled to the information.

4)Trading in Other Companies. The Company may engage in business transactions with other companies whose securities are publicly traded. Information learned in connection with transactions or relationships with these other companies may constitute material non-public information about the other company. You are also prohibited from trading in the securities of these other companies while aware of material non-public information about the companies and from communicating that information to any other person for such use.

5)Rule 10b5-1 Plans. As discussed above, any officer, director or employee (or any person related to an officer, director or employee) of Noble may enter into a Rule 10b5-1 sale, purchase or gifting plan if they so desire, for transactions of Company Stock on the NYSE. Note, however, that the compliance of any Rule 10b5-1 plan with the applicable rules of the United States Securities and Exchange Commission is the responsibility of the person entering into such a plan. You are advised to seek your own counsel if you choose to enter into a Rule 10b5-1 plan. In addition, it is Noble’s policy that all Rule 10b5-1 plans shall be submitted to the Company’s Legal Department for review prior to their implementation and should be implemented only at a time that is not within a blackout or other situation-specific restricted trading period, and when you otherwise could trade. All 10b5-1 plans must, among other legal requirements, include a ‘cooling-off period’ in accordance with applicable securities rules.

6)Exceptions. In certain limited circumstances, a transaction otherwise prohibited by this policy may be permitted if, prior to the transaction, the General Counsel or the Board of Directors of the Company determines that the transaction is not inconsistent with the purposes of this policy.

Noble Corporation PLC

Addendum to
Policy on Trading in Company Stock

Coverage:    This Addendum to Policy on Trading in Company Stock (this “Addendum”) applies to the directors and officers of Noble Corporation plc (“Noble”, or, together with its consolidated subsidiaries, unless the context otherwise requires, the “Company”) and certain employees and consultants of the Company as may be designated from time to time by Noble’s Chief Executive Officer (or delegee). Noble’s Chief Executive Officer (or delegee) may from time to time change the individuals who are subject to this Addendum (other than Statutory Insiders and their Closely Associated Persons (as defined below)).

As set forth in the Company’s Policy on Trading in Company Stock, the Company will notify you in writing if you are subject to this Addendum and in what capacity. The Company will also keep a list of all individuals subject to this Addendum either internally or through an external third-party system.

This Addendum is in addition to and supplements the Company’s Policy on Trading in Company Stock and is intended to facilitate compliance by the persons subject to this Addendum with laws relating to insider trading.

The following persons are subject to this Addendum:

1.Statutory Insider: means a person within the Company who is:
•A member of the board of directors of the Company; or
•An officer subject to Section 16 of the United States Securities Exchange Act of 1934, as designated by the Company; or
•An employee who is deemed to be a “person discharging managerial responsibilities” (PDMR) as designed by the Company.

2.Closely Associated Person who is:
•A spouse, or a partner considered to be equivalent to a spouse in accordance with applicable law;
•a dependent child;
•a relative who has shared the same household for at least one (1) year on the date of the transaction concerned; or
•a legal person, trust or partnership, the managerial responsibilities of which are discharged by a Statutory Insider or by a person referred to in the three bullet points immediately above, which is directly or indirectly controlled by such a person, which is set up for the benefit of such a person, or the economic interests of which are substantially equivalent to those of such a person.

3.Other Covered Person who is:
•Any person informed that they are on a “blackout list” by the Company either internally or through an external third-party system.

Blackout
Procedures:    All persons subject to this Addendum are subject to the following “blackout” periods:

1.Quarterly blackout periods. The persons subject to this Addendum must refrain from engaging in transactions involving the purchase, sale, or gifting of Company Stock or Company Securities (including the adoption of Rule 10b5-1 plans) commencing on the fifteenth calendar day of the month in which each fiscal quarter ends and extending until one full trading day has elapsed after the day on which Noble’s quarterly or annual earnings for the applicable period are released. A “blackout” period will, therefore, begin on each December 15, May 15, June 15 and September 15, and ends on the next trading day after one full trading day has elapsed after quarterly financials have been released in respect of the prior quarter (and year, in the case of the blackout period beginning each December 15). If earnings are released before the market opens on a Thursday, the “blackout” period will extend through that day and transactions could again occur on Friday. If earnings are released after the market opens on a Thursday, the “blackout” period will extend through that day and the next and transactions could again occur on Monday.

2.Additional blackout restrictions for Statutory Insiders. In addition to the blackout period above, Statutory Insiders and their Closely Associated Persons are advised to refrain from engaging in transactions involving the purchase, sale or gifting of Company Stock or Company Securities (including the adoption of Rule 10b5-1 plans) in the four trading days prior to, as well as the four trading days immediately following, the announcement of a new share repurchase plan or the announcement of an increase in an existing plan by the Company.

3.Additional restrictions in specific circumstances. From time to time, Noble may recommend, or require, that persons subject to this Addendum refrain from trading because of developments known to Noble and not yet disclosed to the public. In such a case, the persons so advised should not engage in any transaction involving the purchase, sale or gifting of Company Stock or Company Securities until advised that the restriction has been terminated and should not disclose to others inside or outside of the Company the fact that Noble has imposed a trading restriction.

4.Rule 10b5-1 Plans. Notwithstanding the blackout restrictions in the preceding three paragraphs, transactions in Company Stock and Company Securities may be made during blackout and other situation-specific restricted trading periods if made pursuant to a Rule 10b5-1 plan, so long as the adoption of the plan

•did not occur within a blackout or other situation-specific restricted trading period;
•occurred when the adopting person otherwise could trade in Company Stock and Company Securities; and
•was pre-cleared in accordance with the procedures described below, if the adopting person was a person subject to such pre-clearance procedures at the time of adoption of the plan.

Please note, that the existence of blackout periods and situation-specific trading restrictions should not be considered a safe harbor for trading during other periods, and all individuals subject to this Addendum should use good judgment at all times, regardless of whether their transactions may be pre-cleared in accordance with the procedures below. For example, occasions may arise when individuals covered by this Addendum become aware prior to the start of a blackout period that earnings for that quarter are likely to exceed, or fall below, market expectations to an extent that is material. In such a case, those individuals should refrain from trading (and/or seeking pre-clearance, if the pre-clearance procedures described below are applicable to the individual) even prior to the commencement of the regular quarterly blackout period.

If you have any questions about whether you are permitted to trade in the Company Stock at any particular time, you should contact, Noble’s General Counsel, who has been designated as our compliance officer for purposes of this policy and Addendum (or his successor), with a copy to Associate General Counsel - Corporate.

Additional
Liability
for Statutory
Insiders:     In addition to the general rules set forth above, Statutory Insiders and more than 10 percent stockholders of public companies are subject to certain additional rules governing their transactions in their company’s stock. Section 16 of the United States Securities Exchange Act of 1934 prohibits Statutory Insiders from realizing “short-swing profits” from buying any Company Stock within six months before or after a sale, or selling any Company Stock within six months before or after a purchase. Although Section 16 is designed to prevent the abuse of inside information, it is an absolute rule, and it applies whether or not the Statutory Insider actually possesses any material undisclosed information. You will be notified in writing by the Company if you are a Statutory Insider.

Pre-clearance
Procedures:    The Company’s Statutory Insiders and their Closely Associated Persons are subject to the pre-clearance procedures described below.

Statutory Insiders and their Closely Associated Persons or any other of their family members or individuals in their household, may not engage in any transaction involving the purchase, sale or gifting of Company Stock or Company Securities without first obtaining pre-clearance of the transaction from, Noble’s General, with a copy to Associate General Counsel - Corporate (each as “Pre-Clearance Officer”). The pre-clearance request form is attached to this Addendum. A request for pre-clearance should be submitted no more than three business days in advance of the proposed transaction. The Pre-clearance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. One Pre-clearance Officer may not engage in any transaction involving the purchase, sale or gift of Company Stock or Company Securities unless the other Pre-clearance Officer has approved the transaction in accordance with the procedures set forth in this policy and Addendum.

•Notwithstanding the pre-clearance procedures in the preceding paragraph, transactions in Company Stock and Company Securities do not need to be pre-cleared with the Pre-clearance Officer if made pursuant to a Rule 10b5-1 plan adopted in compliance with the conditions described above in this Addendum.

Reporting
Requirements:
The Company’s Statutory Insiders and their Closely Associated Persons are subject to the reporting requirements described below.

1.Under U.S. Law. Statutory Insiders are required to report their ownership and transactions in the Company Stock or Company Securities to the United States Securities and Exchange Commission on certain forms (Form 3, Form 4 and Form 5). Note that most transactions in Company Stock by Statutory Insiders must be reported within two business days after the date the transaction occurs.

2.Under European Union and Danish Regulations. Statutory Insiders and their Closely Associated Persons are required to report their ownership and transactions in the Company Stock or Company Securities to the Danish Financial Supervisory Authority. Note that most transactions in Company Stock by Statutory Insiders and their Closely Associated Persons must be reported within two business days after the date the transaction occurs.

3.Timely Information to the Company and Liability. Immediately upon completing a transaction in Company Stock or Company Securities, Statutory Insiders or their Closely Associated Persons should contact Noble’s General Counsel, with a copy to Associate General Counsel-Corporate in order to provide the Company with the required details on the transaction to facilitate the Company’s filing of the required forms. It is the Statutory Insider or their Closely Associated Persons who must ensure that the Company in each individual case and well ahead of the expiry of the deadlines for notification, will receive an adequate notification that may form the basis of the Company's timely notification on behalf of the Statutory Insider and his/her Closely Associated Persons. Failure by a Statutory Insider or a Closely Associated Person to comply with their duty to report, including their involvement in an act of violation of the duty to report, may, depending on the circumstances, result in a fine or adverse employment actions (for Company employees)

NOBLE CORPORATION PLC
POLICY ON TRADING IN COMPANY STOCK
PRE-CLEARANCE APPROVAL FORM

NAME:
TITLE:
If you are a Closely Associated Person, provide Name and Title of Company Statutory Insider:

(Orders for Transactions must be completed within
three (3) business days after the receipt of approval.)

The undersigned hereby confirms they have reviewed and are in compliance with the attached Policy on Trading in Company Stock and further certifies that they are not, and will not at the time of Transaction be, in possession of material, nonpublic information relating to the Company. For Directors and Officers, the undersigned also hereby confirms that, based on today’s share price, after giving effect to the requested trade, the undersigned will continue to meet, or remain on track to meet, the share ownership requirements set forth in the Share Ownership Policy.

__________________________________    Date:    _________________
Signature

REQUIRED APPROVAL

______________________________ Date: _______________
Designated Pre-Clearance Officer (Obtain the signature of the Company’s General Counsel)

______________________________ Date: _______________
Alternate Pre-Clearance Officer (Obtain the signature of the Company’s Associate General Counsel – Corporate)

I hereby request pre-clearance to make the following transaction(s) related to securities of Noble Corporation plc:
TRANSACTION INFORMATION Please enter transaction details.
	PURCHASE or other acquisition (number of shares)	SALE or GIFT or other disposition (number of shares)
a. Company Shares
b. Entry into 10b5-1 Plan
c. Other (provide written description below)